UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.   )

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WILSON BANK HOLDING COMPANY
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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March 26, 2021

Dear Shareholder,

Given the significant challenges of the past year, Wilson Bank & Trust’s continued growth and favorable economic outcomes for 2020 are true reflections of our organization’s resolve and focus. During trying times for our customers and communities, we’ve not only overcome adversity to serve and succeed, but we’re using the lessons we’ve learned through the tornado and pandemic to prepare for an even brighter future.

The enclosed components of our 2020 annual report include a financial update and a separate anecdotal account of our activity and achievements. Growth in deposits and loans, aided in part by a strong real estate market and historically low interest rates, contributed to increased net earnings for Wilson Bank & Trust. At the same time, we believe our stability in the face of hardship, our participation in the SBA’s Paycheck Protection Program and our positive impact on the Middle Tennessee economy have served to strengthen our reputation.

In addition to our annual report, a proxy statement and shareholder voting sheet are enclosed. For your convenience, voting can be done either online through the shareholder portal at wilsonbank.com, or by returning your completed voting sheet in the mail.

As a reminder, our new shareholder portal was introduced recently, and updated credentials were delivered to all shareholders. If you haven’t accessed it yet and need assistance, please contact us at (615) 443-5900.

Our annual meeting will take place Tuesday, April 27, at 7 p.m., and for the safety of our shareholders, board and employees, it will once again take place in a virtual environment. Instructions for attending online will be sent closer to the date of the meeting.  As always, we encourage you to vote your shares ahead of time.

Thank you for your continued support of Wilson Bank & Trust and its mission as an independent, community-focused institution.

Sincerely,

WILSON BANK HOLDING COMPANY

John McDearman, III	Tony Patton
President/CEO	Chairman

WILSON BANK HOLDING COMPANY

LEBANON, TENNESSEE

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Wilson Bank Holding Company:

The Annual Meeting of Shareholders (the “Annual Meeting”) of Wilson Bank Holding Company (the “Company”) will be held solely by remote communication in a “virtual only” format on Tuesday, April 27, 2021 at 7:00 p.m. (CDT), for the following purposes:

(1)     To elect four (4) Class II directors to hold office for a term of three (3) years and until their successors are duly elected and qualified;

(2)     To ratify the appointment of Maggart & Associates, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021; and

(3)     To transact such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

Only shareholders of record at the close of business on February 19, 2021 are entitled to notice of and to vote at the Annual Meeting or any adjournment(s) thereof. Shareholders will not be able to attend the Annual Meeting in person. Shareholders can register for the virtual Annual Meeting at https://register.proxypush.com/WBHC. Registration must be completed by Monday, April 26th at 4:00 PM CDT if you would like to attend our virtual meeting. Everyone who has registered will receive an email one hour prior to the meeting time with a link that can be used to access the virtual Annual Meeting. This email will also contain a technical support phone number should you require assistance in accessing the meeting.

To join the meeting as a “Shareholder,” you will be required to have a control number. Your control number will be communicated to you separately. Once properly admitted to the Annual Meeting, all shareholders of record as of the Record Date will be able to vote their shares by following the instructions that will be available on the virtual Annual Meeting website beginning at 6:45 P.M. Central Time on April 27, 2021 through the conclusion of the Annual Meeting.

Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement regarding the matters proposed to be acted upon at the Annual Meeting.

By Order of the Board of Directors,

Lisa T. Pominski, Secretary

March 26, 2021

YOUR REPRESENTATION AT THE ANNUAL MEETING IS IMPORTANT. TO ENSURE YOUR REPRESENTATION, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING VIRTUALLY, PLEASE VOTE AND SUBMIT YOUR PROXY. YOU MAY VOTE BY EITHER (I) COMPLETING, DATING, SIGNING AND RETURNING THE ENCLOSED PROXY CARD OR (II) IF YOU HAVE ACCESS TO THE COMPANY'S SHAREHOLDER PORTAL, BY VOTING VIA THE PORTAL.  SHOULD YOU SUBSEQUENTLY DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AS PROVIDED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME BEFORE IT IS VOTED.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Materials for the

Annual Shareholder Meeting to be Held on April 27, 2021

Pursuant to rules promulgated by the Securities and Exchange Commission, we have elected to provide access to these proxy statement materials (which includes this proxy statement, a proxy card and our 2020 Annual Report) both by sending you this full set of proxy statement materials, including a proxy card, and by notifying you of the availability of such materials on the Internet.

This proxy statement, the Company’s 2020 Annual Report and a proxy card are available at: www.wilsonbank.com.

The Annual Meeting of Shareholders will be held on April 27, 2021 at 7:00 p.m. (CDT). The Board of Directors of Wilson Bank Holding Company has made the decision to move to a virtual-only Annual Meeting of Shareholders for this year so we can maintain a safe environment for our shareholders and employees in light of the continued prevalence of COVID-19. While we are disappointed that we won’t be able to visit with you in person, public health concerns call for continued precaution at this time. Shareholders can register for the virtual Annual Meeting at https://register.proxypush.com/WBHC. Registration must be completed by Monday, April 26th at 4:00 PM CDT if you would like to attend our virtual meeting. Everyone who has registered will receive an email one hour prior to the meeting time with a link that can be used to access the virtual Annual Meeting. This email will also contain a technical support phone number should you require assistance in accessing the meeting.

To join the meeting as a “Shareholder,” you will be required to have a control number. Your control number will be communicated to you separately. Once properly admitted to the Annual Meeting, all shareholders of record as of the Record Date will be able to vote their shares by following the instructions that will be available on the virtual Annual Meeting website beginning at 6:45 P.M. Central Time on April 27, 2021 through the conclusion of the Annual Meeting.

The proposals to be voted upon at the Annual Meeting of Shareholders (each, a “Proposal”), all of which are more completely set forth in this proxy statement, are as follows:

(1)	To elect four (4) Class II directors to hold office for a term of three (3) years and until their successors are duly elected and qualified;

(2)	To ratify the appointment of Maggart & Associates, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021; and

(3)	To transact such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

Our Board of Directors recommends that you vote FOR the approval of Proposal #1 and Proposal #2.

WILSON BANK HOLDING COMPANY LEBANON, TENNESSEE

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Wilson Bank Holding Company (the “Company”) of proxies for the Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held virtually on Tuesday, April 27, 2021, at 7:00 p.m. (CDT).  This proxy material was first mailed to shareholders on or about March 26, 2021.

If you vote and submit and do not revoke your proxy, the persons appointed as proxies will vote your shares according to the instructions you have specified on the proxy card. If you submit your executed proxy card but do not specify how the persons appointed as proxies are to vote your shares, your proxy will be voted “For” the election of the director nominees set out below and “For” the ratification of Maggart & Associates, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021. A proxy may be revoked by a shareholder at any time prior to its use by filing with the Secretary of the Company a written revocation or a duly executed proxy card bearing a later date, by attending the Annual Meeting and voting virtually during the Annual Meeting or, if you have access to the Company's online shareholder portal, by submitting a new proxy via the shareholder portal (only your last proxy submitted prior to the Annual Meeting will count). If any nominee for election to the Board named in this Proxy Statement becomes unavailable to serve for any reason, submitted proxies may be voted "For" a substitute nominee selected by the Board or a vacancy will occur on the Board of Directors, which, pursuant to the Company's Charter, may be filled only by the Board or the Board may reduce the size of the Board to eliminate the vacancy.

Only holders of record of the Company’s common stock (the “Common Stock”) at the close of business on February 19, 2021 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, the Company had 11,079,423 shares of Common Stock issued and outstanding, the holders of which are entitled to one (1) vote for each share held on each of the matters to be voted upon at the Annual Meeting. The representation in person virtually or by proxy of at least a majority of the outstanding shares entitled to vote is necessary to provide a quorum at the meeting. The director nominees shall be elected by a plurality of the votes cast in the election by the holders of Common Stock represented and entitled to vote at the Annual Meeting. The approval of the ratification of Maggart & Associates, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021 and any other matters submitted to the shareholders but not proposed in this Proxy Statement will be approved if the number of shares of Common Stock voted in favor of the proposal exceeds the number of shares of Common Stock voted against it. The Board of Directors of the Company does not know of any other matters which will be presented for action at the Annual Meeting other than those proposed in this Proxy Statement, but the persons named in the proxy (who are officers or directors of the Company) intend to vote or act with respect to any other proposal which may be presented for action according to their best judgment. You are requested to vote and submit your proxy promptly, even if you plan to virtually attend the Annual Meeting in person. You may vote by completing, dating, signing and returning the enclosed proxy card or, if you have access to the Company's shareholder portal, by voting on the Internet via the portal.

Abstentions and “non-votes” are accounted as “present” in determining whether a quorum is present. A “non-vote” occurs when a nominee holding shares for a beneficial owner votes on one (1) proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.  Pursuant to the rules of the New York Stock Exchange (the “NYSE”), if you hold your shares in “street name” through a broker or other nominee and your broker does not receive voting instructions from you, your broker will not be able to vote your shares in the election of directors, resulting in a broker non-vote. So long as a quorum is present, a “non-vote” or abstention will have no effect on the approval of the nominees to the Company’s board of directors, the approval of the ratification of Maggart & Associates, P.C. as the Company’s independent registered public accounting firm, or an approval of any other proposal that properly comes before the Annual Meeting. Approval of the ratification of Maggart & Associates, P.C. as the Company’s independent registered public accounting firm is a routine matter on which brokers may vote without specific instructions from shareholders.

The cost of solicitation of proxies will be borne by the Company, including expenses in connection with preparing, assembling, and mailing this Proxy Statement.  Such solicitation will be made by mail, and may also be made by the Company’s directors, officers or employees personally or by telephone or other form of electronic communication, in each case without additional consideration.  The Company may reimburse brokers, custodians and nominees for their expenses in sending proxies and proxy materials to beneficial owners.

Wilson Bank and Trust (the “Bank”) is located in Lebanon, Tennessee and is a wholly-owned subsidiary of the Company. The Bank is the only subsidiary of the Company.

STOCK OWNERSHIP

There are no persons who are the beneficial owners of more than 5% of the Common Stock, the Company's only class of voting securities.

The following table sets forth information regarding the beneficial ownership of the Company’s Common Stock as of February 19, 2021 (unless otherwise noted), for:

•	each of our directors and nominees;

•	each of our executive officers named in the Summary Compensation Table in this Proxy Statement (the “Named Executive Officers”); and

•	all of our directors and executive officers as a group.

The percentages of shares outstanding provided in the table are based on 11,079,423 voting shares outstanding as of February 19, 2021. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”) and generally includes voting or investment power with respect to securities.  Unless otherwise indicated, each person named in the table below has sole voting and investment power, or shares voting and investment power with his or her spouse, children or other dependents, with respect to all shares of stock listed as owned by that person.  The number of shares shown does not include the interest of certain persons in shares held by family members in their own right.  Shares issuable upon exercise of options that are exercisable within sixty (60) days of February 19, 2021 are considered outstanding for the purpose of calculating the percentage of outstanding shares of Common Stock held by the individual, but not for the purpose of calculating the percentage of outstanding shares held by any other individual.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percent of Class (%)
Directors:

Jack W. Bell	110,889(4)	1.00%
Randall Clemons	168,984(5)	1.53%
James F. Comer	28,083(6)	.25%
William P. Jordan	37,778(7)	.34%
John C. McDearman(3)	13,565(8)	.12%
Michael G. Maynard	8,874.08%
James Anthony Patton	38,042(9)	.34%
H. Elmer Richerson	77,954(10)	.70%
Clinton M. Swain	2,908.03%
Deborah Varallo	100	N/A

Named Executive Officers:
John Foster	7,192(14)	.06%
Gary Whitaker	36,494(11)	.33%
Lisa Pominski	18,296 (12)	.17%
Clark Oakley	4,339 (13)	.04%

Executive Officers and Directors as a group (14 persons)	553,498(15)	5.00%

__________________

(1)	The address for each of the directors and executive officers set forth in the table above is 623 West Main Street, Lebanon, Tennessee 37087.
(2)	Each person has sole voting and investment power with respect to the shares listed unless otherwise indicated.
(3)	Mr. McDearman is also a Named Executive Officer.
(4)	Includes 15,970 shares held jointly with or on behalf of Mr. Bell’s children, 37,742 shares that are pledged, and 6,890 shares issuable upon exercise of options granted under the Company's Amended and Restated 2016 Equity Incentive Plan (the 2016 Plan")..
(5)	Includes 4,964 shares held by Mr. Clemons’ wife, 75,130 shares held by the Clemons Community Property Trust for which Mr. Clemons serves as trustee, 57,208 held by the Clemons Family Limited Partnership of which Mr. Clemons is a partner, and 14,105 shares held jointly with or on behalf of Mr. Clemons' children and/or other dependents.
(6)	Includes 3,614 shares held jointly with or on behalf of Mr. Comer’s children and/or other dependents, 3,249 shares that are pledged and 2,000 shares issuable upon exercise of options granted under the 2016 Plan.
(7)	Includes 12,043 shares held by the Jordan Family Trust and 25,735 shares held by the WM Jordan Community Property Trust, for which trusts Mr. Jordan serves as trustee.
(8)	Includes 882 shares held by or on behalf of Mr. McDearman’s children and/or dependents, 2,667 shares that are pledged and 1,500 shares issuable upon exercise of options granted under the 2016 Plan.
(9)	Includes 3,000 shares that are pledged and 8,000 shares issuable upon exercise of options granted under the 2016 Plan.
(10)	Includes 1,224 shares held by Mr. Richerson’s wife, 68,986 shares held by the Richerson Community Property Trust for which Mr. Richerson serves as trustee, and 1,791 held jointly with or on behalf of Mr. Richerson’s grandchildren and 14,842 shares that are pledged.
(11)	Includes 8,435 shares held by Mr. Whitaker’s wife and 1,255 shares held jointly with or on behalf of Mr. Whitaker’s children and/or dependents.
(12)	Includes 4,108 shares held by Ms. Pominski’s husband, 774 shares held jointly with or on behalf of Ms. Pominski’s children and/or other dependents, 1,325 shares that are pledged, and 400 shares issuable upon exercise of options granted under the 2016 Plan.
(13)	Includes 288 shares held by or on behalf of Mr. Oakley’s children and/or dependents, 1,053 shares that are pledged, and 2,001 shares issuable upon exercise of options granted under the 2016 Plan.
(14)	Includes 1,056 shares held jointly with or on behalf of Mr. Foster’s children, 333 shares issuable upon exercise of option granted under the 2016 Plan, and 1,997 shares that are pledged.
(15)	Includes 21,458 shares that are issuable upon exercise of options granted under the 2016 Plan.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board of Directors of the Company currently consists of ten (10) members. The Company’s bylaws provide for a minimum of five (5) and maximum of fifteen (15) directors, the exact number to be set by the Company’s Board of Directors. The Company’s charter provides that the Board of Directors shall be divided into three (3) classes, each class to be as nearly equal in number as possible. On November 3, 2020, the Board of Directors increased the size of the board and recommended and approved the appointment of Deborah Varallo as a Class II director to fill such vacancy. The terms of four (4) Class II directors expire at the Annual Meeting.  These directors are Jack W. Bell, H. Elmer Richerson, John C. McDearman III, and Deborah Varallo. The nomination of Jack W. Bell, H. Elmer Richerson, John C. McDearman III, and Deborah Varallo has been approved by the Company’s Board of Directors.

Unless contrary instructions are received, the enclosed proxy will be voted in favor of the election as directors of the nominees listed below. Each nominee has consented to be a candidate and to serve, if elected. Messrs. Bell, Richerson, and McDearman and Ms. Varallo are currently serving as a directors of the Company. While the Company’s Board of Directors has no reason to believe that any nominee will be unable to accept nomination or election as a director, if such event should occur, proxies will be voted with discretionary authority for a substitute or substitutes who will be designated by the Company’s current Board of Directors or either a vacancy will occur, which, pursuant to the Company's Charter, may only be filled by the Board or the Board will vote to reduce the size of the Board to eliminate the vacancy.

Information Concerning Nominees

The following table contains certain information concerning the nominees and continuing directors, which information has been furnished to the Company by the individuals named below:

Class II Directors (Nominees for Election to the Board: Term to Expire at the 2024 Annual Meeting of Shareholders)
Name(1)	Age	Director Since	Current Position; Prior Business Experience
Jack W. Bell(2)	62	1987	Director; Owner – Jack W. Bell Builders, Inc., a residential and commercial construction company (since 1994); Vice President of Operations – Lebanon
H. Elmer Richerson	68	1998	Director; Executive Vice President of the Company until his retirement (1992-2017); President of the Bank (2002-2017); Executive Vice President of the Bank (1994-2002); Vice President of the Bank (1989-1994)
John C. McDearman III	51	2018	Director; President and Chief Executive Officer of the Company (since January 1, 2020); Chief Executive Officer of the Bank (since January 1, 2020); President of the Bank (2018-2019); Executive Vice President of the Bank (2009-2017); Senior Vice President of the Bank (2002-2009); Vice President of the Bank (2001-2002)
Deborah Varallo	69	2020	Director; Owner – Varallo Public Relations, a public relations and marketing firm (since 1991)

Class III Directors (Continuing Directors until 2022 Annual Meeting of Shareholders)
Name(1)	Age	Director Since	Current Position; Prior Business Experience
James F. Comer(3)	62	1996	Director; Owner/President – Comerica Enterprises, Inc., a real estate investment company (since 2006); Vice President – Lending and Account Executive of Farm Credit Services of America (1980-1995)
Michael G. Maynard	61	2019	Director; Owner and Chief Manager – FourStar Paving, an asphalt and paving contractor (since 2003)
Clinton M. Swain	41	2019	Director; Co-owner of Fakes & Hooker Inc., a building and materials retail company (since 2008)

Class I Directors (Continuing Directors until 2023 Annual Meeting of Shareholders)
Name(1)	Age	Director Since	Current Position; Prior Business Experience
J. Randall Clemons	68	1987	Director; President and Chief Executive Officer of the Company until his retirement (1992-2019); Chief Executive Officer of the Bank until his retirement (1987-2019); Chairman of the Bank’s Board of Directors (since 1987)
William P. Jordan(4)	57	2014	Director; Real Estate investor and farming operation partner
James Anthony Patton	60	1987	Director; Owner-C & T Farms, a registered cattle company (since 2009); Salesman – Mid Tenn Technologies, an industrial chemical company (2003-2019); Salesman and Director of Business Development - Remar Inc. (2011-2019)

_____________________________

(1)	All directors serve on the Boards of Directors of the Company and the Bank.
(2)	Mr. Bell serves on the Advisory Board of the DeKalb County branches of the Bank.
(3)	Mr. Comer serves on the Advisory Board of the Smith County branches of the Bank.
(4)	Mr. Jordan serves on the Advisory Board of the Rutherford County branches of the Bank.

Director Qualifications

The information describing the current position and prior business experience of each of the nominees and continuing directors above and below contains information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five (5) years for any company whose shares are registered with the SEC and the experiences, qualifications, attributes or skills that caused the Board of Directors to determine that the person should serve as a director for the Company.

Mr. Bell has extensive real estate construction and development experience as the owner of a building enterprise that engages in residential and commercial construction in the Company’s market areas.

Mr. Jordan has extensive experience in the real estate industry as a real estate investor in Middle Tennessee. He is also involved in a number of community and public service activities in the Company’s market area.

Mr. Richerson has extensive experience as a banker in the Company’s market area and is a community leader that is actively involved in a number of community activities. His extensive knowledge of the Bank’s history allows him to provide the Board of Directors with company-specific experience and expertise.

Mr. Comer has extensive agricultural expertise having been involved in agricultural-related professions for over 20 years. He also has extensive experience in making loans and other extensions of credit to agricultural borrowers in the Company’s market area.

Mr. Clemons has extensive experience as a banker in the Company’s market area and is a community leader that is actively involved in a number of community activities. His extensive knowledge of the Bank’s history allows him to provide the Board of Directors with company-specific experience and expertise.

Mr. Patton’s previous experience in sales and contract negotiation in the medical industry gives him knowledge of board functions and financials that allows him to offer insight to the Board of Directors on a wide range of matters impacting the Company’s operations.

Mr. McDearman has extensive experience as a banker in the Company’s market area and is a community leader that is actively involved in a number of community activities. He is able to provide insight to the Board of Directors on the factors that impact the Company and the communities the Company serves and his day to day management of the Bank allows him to provide the Board of Directors with company-specific experience and expertise.

Mr. Swain has extensive experience as a salesman and business owner. His years of experience in the building industry including management, human resources, sales, marketing and advertising allows him to provide the Board of Directors with knowledge in these areas.

Mr. Maynard has extensive business experience in the transportation and paving industry. His experience and knowledge of businesses in the Company’s market area will allow him to offer business insight to the Board of Directors on a wide range of matters impacting the Company’s operations.

Ms. Varallo has extensive experience in marketing and public relations and is a community leader that is actively involved in a number of community activities.  Her extensive knowledge of marketing, social media and public relations allows her to provide insight to the Board of Directors on the potential impact of external communication to customers and shareholders, provide insight on new products and services the bank is considering, and communicate observations of other marketing-related trends she encounters in the Company’s market areas.

Director Independence

The Board of Directors has determined that each of the following directors is an “independent director” within the meaning of the listing standards of the NYSE:

James F. Comer;               William P. Jordan;

Michael G. Maynard;        James Anthony Patton;

H. Elmer Richerson;         Clinton M. Swain; and

Deborah Varallo

Description of the Board and Committees of the Board

The Company does not have an executive committee or nominating committee.  The Board of Directors of the Company also serves as the Board of Directors of the Bank.  The Company does not have an executive compensation committee.  Rather the Board of Directors of the Company and the Board of Directors of the Bank, based upon recommendations by the Personnel Committee of the Board of Directors of the Bank, establish general compensation policies and programs for the Company and the Bank and determine annually the compensation to be paid to Company and Bank employees, including their respective executive officers.  Likewise, the Board of Directors does not believe it is necessary to have a nominating committee because the Boards of Directors of the Company and the Bank work together to develop general criteria concerning the qualifications, recommendations and selection of directors and officers of the Company and the Bank, including considering recommendations made for such positions by shareholders of the Company. All of the Company’s directors participate in the consideration of director nominees. Messrs. McDearman, Clemons and Bell would not be considered “independent” within the meaning of the NYSE listing standards for executive compensation and nominating committees.

Each potential director nominee is evaluated on the same basis regardless of whether he or she is recommended by management, a director or a shareholder. The Board of Directors has not adopted a policy with respect to minimum qualifications for directors, nor has the Board of Directors adopted a formal diversity policy for nominees. Rather, the Board of Directors annually reviews and determines the specific qualifications and skills that one or more directors must possess in the context of the then current needs of the Board of Directors with respect to experience, expertise and age. In making recommendations for nominees to the Board of Directors, the Board of Directors seeks to include directors who, when taken together with the other nominees and continuing directors, will create a Board of Directors that offers a diversity of education, professional experience, background, age, perspective, viewpoints and skill. Each of the nominees for director to be elected at the Annual Meeting was nominated and recommended by the Board of Directors.

The Company has not received director nominee recommendations from any shareholders for the terms of any directors whose terms would commence following the Annual Meeting and expire in 2024. The Board of Directors will consider nominees recommended by shareholders in the same fashion as nominees recommended by directors or management, provided that such recommendations are submitted to the Board of Directors in writing, describe the reasons why the shareholder finds the recommended person to be a qualified candidate and comply with the requirements of the Company’s Bylaws.

The Board of Directors of the Company has no standing committees other than the Audit Committee.  The Board of Directors of the Bank has eight standing committees consisting of Audit, Executive, Personnel, Finance, Marketing, Building, Investment, and Technology Steering Committee. The Chairman of the Board of Directors of the Company, Mr. James Anthony Patton is a member of all committees.  The Chairman of the Board of Directors of the Bank, Mr. McDearman, is also a member of all of the committees with the exception that Mr. McDearman is not a member of the Personnel Committee or the Audit Committee.  The members of each committee are generally appointed in May of each year and serve until the following May.  Therefore, the committee members identified below may not have been on each identified committee for the entire 2020 fiscal year.  Unless otherwise provided below, the members identified below are the current members of the applicable committees.

Audit Committee.  The Company has a separately-designated standing audit committee, composed of Messrs. Comer, Jordan, Maynard, and Swain, with Mr. Comer serving as the committee’s Chairman.  The Audit Committee reviews annual and interim reports of the independent auditors and provides advice and assistance regarding the accounting, auditing and financial reporting practices of the Company and the Bank.  The Audit Committee operates pursuant to the terms of a charter which was adopted by the Board of Directors in December 2004 and amended and restated in February 2020 (the “Audit Committee Charter”). A copy of the Audit Committee Charter is available on the Company’s website.  All of the Audit Committee’s members are independent under the current listing standards of the NYSE. While the Board of Directors believes that certain of its audit committee members are financially literate and have a level of financial sophistication necessary to serve on the Audit Committee, it has determined that the Company does not have an “audit committee financial expert” as defined by the SEC’s rules and regulations serving on the Audit Committee.  The Board of Directors further believes that the current members of the Company’s Board of Directors provide a breadth of experience and level of community relationships that are important to the Company and that it would be difficult for the Company to attract an additional director that meets the requirements of an “audit committee financial expert” who also has those similar relationships.  In making its determination, the Board of Directors particularly considered the size and nature of the Company’s business and the importance of the directors’ knowledge of the local communities served by the Bank.  The Audit Committee held five (5) meetings during 2020.

Executive Committee.  The Executive Committee is composed of Messrs. Comer, Bell, and Jordan, with Mr. Comer serving as the committee’s Chairman.  The Executive Committee reviews corporate activities of the Company and the Bank, makes recommendations to the Board of Directors of the Company and the Bank on their respective policy matters and makes executive decisions on matters that do not require a meeting of the full Board of Directors.  The Executive Committee held twelve (12) meetings during 2020.

Personnel Committee.  The Personnel Committee is composed of Messrs. Jordan, Comer, and Swain, with Mr. Jordan serving as the committee’s Chairman.  The Personnel Committee considers and recommends to the Board of Directors of the Bank the compensation of the Bank’s personnel, including the Named Executive Officers.  This committee, all of the members of which are independent under the listing standards of the NYSE, held seven (7) meetings during 2020. This Committee does not have a written charter.  Compensation decisions for the Company’s executive officers, including its Named Executive Officers, are made by the Board of Directors of the Company upon recommendation of the Personnel Committee.  Mr. McDearman abstains from voting on his own compensation when approved by the Board of Directors.

The agenda for meetings of the Personnel Committee is determined by its Chairman with the assistance of the Bank’s HR Director and the Company’s Chief Executive Officer. Personnel Committee meetings are regularly attended by the Chairman of the Board, the Chief Executive Officer and the Bank’s Human Resources Director. When considering the compensation of the Chief Executive Officer and President, the Personnel Committee meets in executive session without the Chief Executive Officer's or President's participation. The Personnel Committee’s Chairman reports the committee’s recommendations on executive compensation to the Board of Directors of the Bank and the Company. The Bank’s human resources and accounting departments support the Personnel Committee in its duties and may be delegated authority to fulfill certain administrative duties regarding the compensation programs.

Finance Committee.  The Finance Committee functions as the credit review board of the Bank. This committee reviews loan applications meeting certain criteria and approves those found creditworthy. In addition, this committee reviews all loans that are funded. The committee is comprised of Messrs. Richerson, Bell, Jordan, Clemons, Maynard, Swain,  and Comer and Ms. Varallo, with Mr. Richerson serving as the committee’s Chairman. The Finance Committee held twelve (12) meetings during 2020.

Marketing Committee.  The Marketing Committee is composed of Messrs. Bell, Maynard, Clemons, and Richerson, with Mr. Bell serving as the committee’s Chairman.  The Marketing Committee recommends the direction of the marketing efforts of the Company and the Bank.  This committee held three (3) meetings during 2020.

Building Committee.  The Building Committee is composed of Messrs. Maynard, Richerson, Comer and Jordan, with Mr. Maynard serving as the committee’s Chairman.  This committee makes recommendations to the Company’s and the Bank’s Boards of Directors on the immediate and future building needs of the Company and the Bank.  This committee held six (6) meetings during 2020.

Investment Committee.  The Investment Committee is composed of Messrs. Clemons, Swain, Maynard, and Richerson, with Mr. Clemons serving as the committee’s Chairman.  The Investment Committee reviews and directs the investment portfolio of the Bank.  This committee held four (4) meetings during 2020.

Technology Steering Committee. The Technology Steering Committee is composed of Messrs. Swain, Bell, Richerson, and Clemons, with Mr. Swain serving as the committee’s Chairman. The Technology Steering Committee reviews the computer hardware and software needs of the Company and the Bank and makes recommendations regarding purchases thereof to the respective Boards of Directors.  This committee held four (4) meetings during 2020.

During the fiscal year ended December 31, 2020, the Board of Directors of the Company held fourteen (14) meetings and the Board of Directors of the Bank met nineteen (19) times.  The Board also periodically meets in executive session outside of the presence of management during the course of the year.  During 2020, each director attended at least 99% of the aggregate number of meetings of both the Bank’s and the Company’s Boards of Directors and the committees on which such director served.  The Company encourages each member of the Board of Directors to attend the Annual Meeting of Shareholders, and all of the Company’s directors virtually attended the 2020 Annual Meeting of Shareholders.

The Company’s Board of Directors has established procedures for the Company’s shareholders to communicate with members of the Board of Directors.  Shareholders may communicate with any of the members of the Company’s or the Bank’s Board of Directors, including the chairperson of any of the committees of the Board of Directors, by writing to a director c/o Wilson Bank Holding Company, 623 West Main Street, Lebanon, Tennessee 37087.

Board Leadership Structure. The Company separates the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. Mr. McDearman currently serves as the Company’s Chief Executive Officer, holding such position since January 1, 2020, and Mr. Patton currently serves as the Chairman of the Board, a position he has held since May 2020.  The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Chairman of the Board provides guidance to the Chief Executive Officer, sets the agenda for Board meetings and presides over meetings of the full Board.

Board’s Role in Risk Oversight. While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board of Directors assist the Board of Directors in fulfilling its oversight responsibilities in certain areas of risk. In particular, the Audit Committee focuses on financial and enterprise risk exposures, including internal controls, and discusses with management, the internal auditors and the independent registered public accountants the Company’s policies with respect to risk assessment and risk management, including risks related to fraud, liquidity, cyber security, credit operations and regulatory compliance. The Audit Committee also assists the Board of Directors in fulfilling its duties and oversight responsibilities relating to the Company’s or the Bank’s compliance and ethics programs, including compliance with legal and regulatory requirements. The Personnel Committee focuses on ensuring that compensation programs do not encourage excessive and unnecessary risk-taking. The Finance Committee monitors lending activities to ensure that credit risk does not exceed the Bank’s risk appetite.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934, as amended requires the Company’s executive officers and directors and persons, if any, who beneficially own more than ten percent (10%) of the Common Stock to file reports of ownership and changes in ownership with the SEC, and such persons are required by federal securities regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on the Company’s review of the copies of such forms and written representations from certain reporting persons furnished to the Company, the Company believes that none of its officers, directors and greater than ten percent (10%) beneficial owners, if any, were delinquent under the applicable Section 16(a) filing requirements in the 2020 fiscal year, except for one (1) late filing by Mr. Patton and one (1) late filing by Mr. Maynard.

   THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE.

PROPOSAL 2 — RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Board of Directors of the Company, as recommended and approved by the Audit Committee, is recommending to the shareholders the ratification of the appointment of the accounting firm of Maggart & Associates, P.C. to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021. Maggart & Associates, P.C. has served in this capacity for the Company since 1987. A representative of Maggart & Associates, P.C. is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she so desires, and is expected to be available to respond to appropriate questions.

During the fiscal years ended December 31, 2020 and December 31, 2019, the Company incurred the following fees for services provided by Maggart & Associates, P.C.:

	2020	2019

Audit Fees:(a)	$339,318	$326,541
Audit-Related Fees:(b)	$23,945	$29,014
Tax Fees:(c)	$1,900	$1,900

Other Fees:	$0	$0

_____________________________

(a)	Includes fees related to the annual independent audit of the Company’s financial statements, reviews of the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q and fees related to the audit of the effectiveness of the Company’s internal control over financial reporting, as required by Section 404 of the Sarbanes Oxley Act of 2002.
(b)	Includes fees related to the audit of the Company’s 401(k) plan, the Bank’s U.S. Department of Housing and Urban Development audit, asset liability review, and the audit of the Bank’s investment center.
(c)	Includes fees related to the preparation of the Company’s tax returns and other tax-related assistance.

The Audit Committee considered these fees and concluded that the performance of these non-audit services was consistent with Maggart & Associates, P.C.’s independence.

The Audit Committee also has adopted a formal policy concerning approval of audit and non-audit services to be provided by the independent auditor to the Company.  The policy requires that all services Maggart & Associates, P.C., the Company’s independent auditor, may provide to the Company, including audit services and permitted audit-related and non-audit services, be pre-approved by the Audit Committee.  The Audit Committee pre-approved all audit and non-audit services provided by Maggart & Associates, P.C. during fiscal 2020.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF MAGGART & ASSOCIATES, P.C. AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2021.

PROPOSAL 3 - OTHER MATTERS

The Board of Directors is not aware of any other matters which may be brought before the Annual Meeting. However, if any matter other than the proposed matters properly comes before the meeting for action, proxies will be voted for such matters in accordance with the best judgment of the persons named as proxies.

AUDIT COMMITTEE REPORT

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors of the Company. Management has the primary responsibility for the financial statements and the reporting process. The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles.

In this context, the Audit Committee has reviewed and discussed with management and the Company’s independent registered public accounting firm the audited financial statements. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301. In addition, the Audit Committee has received from the Company’s independent registered public accounting firm the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and discussed with it, the firm’s independence from the Company and its management. The Audit Committee has considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with maintaining the registered public accounting firm’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors, and the Company’s Board of Directors has approved, that the Company’s consolidated audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, for filing with the SEC.

                          James F. Comer, Chairman

              William F. Jordan

              Michael G. Maynard

              Clinton M. Swain

The foregoing report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

EXECUTIVE COMPENSATION

Risk Assessment of Compensation Policies

The Board of Directors of the Company and the Bank have reviewed the Company’s and the Bank’s compensation policies as generally applicable to their employees and believes that the policies are consistent with sound compensation practices and do not encourage excessive and unnecessary risk taking, and that the level of risk that they do encourage is not reasonably likely to have a materially adverse effect on the Company or the Bank.

Compensation Discussion and Analysis

Compensation Policy and Philosophy.  Decisions with respect to compensation of the Company’s and the Bank’s executive officers, including the Chief Executive Officer and the other Named Executive Officers, as identified in the Summary Compensation Table, for fiscal year 2020 were made by the Board of Directors of the Company and the Bank based upon recommendations by the Personnel Committee.  The components of compensation of the Named Executive Officers consist of a base salary, an annual cash incentive opportunity, any amounts contributed (and earnings) under the executive officer’s frozen Executive Salary Continuation Agreement and thereafter under the SERP Agreements (as defined below) entered into in 2012, 2015, 2016, and 2020 and matching and profit-sharing contributions under the Company’s 401(k) plan (as well as health and disability insurance and other non-cash benefits similar to those of all employees of the Bank or Company).  At times, these executive officers have also been awarded equity-based compensation in the form of time vested stock options or, as was the case in 2016, 2018, and 2020, cash-settled stock appreciation rights (“SARs”); however, the Personnel Committee and the Chief Executive Officer have historically focused on cash-based compensation using stock options and other equity-based awards primarily in connection with promotions or changes in duties. In 2018, Messrs. McDearman and Oakley were awarded stock options and Mr. McDearman was also awarded cash-settled SARs in recognition of each of them taking on additional responsibilities following the retirement of Elmer Richerson. In 2019, Mr. McDearman’s base salary and bonus opportunity was further increased as he began to assume additional responsibilities in connection with Mr. Clemons’ retirement and as part of a plan to incrementally increase his compensation to the level of the Bank's previous President. In 2019, Mr. Foster’s base salary and bonus opportunity was increased in anticipation of his assumption of the role of President of the Bank that would occur on January 1, 2020. In addition, Mr. Foster was awarded stock options in 2020 in recognition of his additional responsibilities as President. The Company utilizes the frozen Executive Salary Continuation Agreements and the SERP Agreements, each as described in more detail below, to provide for post-retirement or other post-termination payments to the Named Executive Officers. No member of the Personnel Committee served as an officer or employee of the Company or of any of its subsidiaries during 2020.

The overarching policy of the Personnel Committee and the Board of Directors in determining executive compensation, including the compensation of the Chief Executive Officer, is to attract and retain the highest quality talent to lead the Company and the Bank and to reward key executives based upon their individual performance and the performance of the Bank and the Company.  The Personnel Committee evaluates both performance and compensation to ensure that the Company and the Bank maintain their ability to attract and retain superior employees in key positions and that compensation packages provided to key employees remain competitive relative to the compensation paid to similarly situated executives of peer companies. When evaluating the Company’s performance, the Personnel Committee and Board of Directors look to the Company’s earnings per share, return on average assets, return on average shareholders’ equity and the Company’s efficiency ratio.  Asset quality measures, like the Bank’s non-performing assets ratio are also reviewed as are the Bank’s capital levels and book value per share accretion.

In evaluating compensation paid to similarly structured peers, the Personnel Committee reviewed and considered comparative market data prepared by Compensation Advisors, a consulting firm with experience providing compensation consulting to compensation committees of financial institutions. The comparative market data analyzed the compensation practices of twenty-one (21) banks between $2.0 billion and $5.3 billion in total assets as of March 31, 2019. The Personnel Committee targets executive compensation for the Named Executive Officers at the 50th to 60th percentile of compensation in the peer group.

The Personnel Committee believes that providing incentives to and rewarding the performance of the Company’s and the Bank’s executive officers enhances the profitability of the Company.  To that end, the Personnel Committee believes that the compensation paid to the Company’s and the Bank’s executive officers should include base salary and a significant cash incentive opportunity designed to reward performance as measured against established goals.  The Personnel Committee has not historically utilized equity-based compensation as a significant component of the compensation paid to the Named Executive Officers, but, as described above, utilized equity-based awards in 2016 and, in certain instances, again in 2018 and 2020. As a result, the Named Executive Officers’ total compensation has been more heavily weighted toward cash compensation, and their annual cash incentive compensation makes up a greater percentage of their total compensation than is the case of peer companies. The Personnel Committee may utilize equity-based awards more in the future in connection with, but not limited to, promotions or changes in duties.

Executive compensation programs impact all employees by setting general levels of compensation and helping to create an environment of goals, rewards and expectations. Because we believe the performance of every employee is important to our success, we are mindful of the effect of executive compensation and incentive programs on all of our employees.

Say on Pay Vote. At our 2020 Annual Meeting of Shareholders, we held our triennial shareholder advisory vote on the compensation of our Named Executive Officers and our shareholders overwhelmingly approved our fiscal year 2019 executive compensation program. Of the 6,047,453 votes cast, 5,807,548, or 96.03%, were cast in favor of approval.  The Personnel Committee has considered the results of the vote on our 2019 executive compensation program and concluded that the shareholders support the Company’s compensation policies and procedures which the Personnel Committee believes provide a competitive pay-for-performance package that effectively incentivizes our Named Executive Officers. The Company’s strong financial performance in fiscal year 2020 reinforces the Personnel Committee’s view that our executive compensation program is achieving its objectives, and the Board of Directors and the Personnel Committee made no significant changes to the program during the year. The Personnel Committee will continue to consider shareholder views about our core compensation principles and objectives, including the results of future say-on-pay votes, when determining executive compensation.

Base Salary.  Annually, the Personnel Committee reviews and approves a base salary for the Company’s Chief Executive Officer taking into account several factors, including prior year base salary, responsibilities, tenure, performance, salaries paid to chief executive officers of peer group companies, including in approving the salary for Mr. McDearman for 2020, the comparative market data prepared by Compensation Advisors, the Bank’s overall pay scale, including retirement benefits payable to the executive, and the Bank’s recent performance. Taking these factors into consideration, the Personnel Committee approved an increase of 21.68% to the 2020 base salary of Mr. McDearman when compared to 2019. In setting the base salaries of the other Named Executive Officers, the Personnel Committee considers the recommendations of the Chief Executive Officer, who makes his recommendations regarding these salaries based on many of the same factors as are considered by the Personnel Committee in setting his base salary, including salaries paid by peer companies to their employees serving in similar capacities at their peer companies. Based on those criteria, the Personnel Committee approved a 91.09% increase to the 2020 base salary of Mr. Foster, a 10.66% increase to the 2020 base salary of Mr. Whitaker, a 17.89% increase to the 2020 base salary of Mr. Oakley, and a 18.13% increase to the 2020 base salary of Ms. Pominski. The increases for Mr. McDearman and Mr. Foster were also based on the implementation of the Personnel Committee’s overall plan to incrementally increase their salaries to the level of the Bank’s previous Chief Executive Officer and President, as applicable, in connection with Messrs. McDearman’s and Foster’s assumption of those roles.   It was also noted that Mr. Foster’ s responsibility would continue to grow in 2020 as he assumed the President role in 2020.  Ms. Pominski’s salary adjustment was also based on her leadership and influence on the Bank’s overall performance in her role as Chief Financial Officer.  Her responsibility in a growing financial institution of the Bank’s size as well as the importance of her role on the Asset Liability Committee were key considerations in her increase. Mr. Oakley’s salary adjustment was also based on his leadership related to the Bank’s overall  performance in his role as Chief Operations Officer. His increasing responsibility for managing the overall operations in a growing financial institution was the key consideration of his increase. The increase for Mr. Whitaker was also attributable to his leadership around the growth of the loan portfolio, a key to successful balance sheet management and overall bank strategy in 2020.

Annual Cash Incentive. The Named Executive Officers are eligible for an annual cash incentive payment, which we refer to as a bonus, pursuant to a percentage formula recommended by the Personnel Committee and approved by the Board of Directors, after consideration of the same factors that are considered in the base salary approval process and detailed above. The annual cash incentive is based upon the Bank’s estimated after tax earnings for the fiscal year as of the date the bonus is paid.  In 2020, Messrs. McDearman, Foster, Oakley and Whitaker and Ms. Pominski were eligible for a cash incentive payment equal to 1.25%, .96%, .47%, .25% and .25%, respectively of the Bank’s estimated after tax earnings. In total, Messrs. McDearman, Foster, Whitaker, Oakley and Ms. Pominski were paid cash incentive payouts totaling $490,188, $376,464, $184,311, $98,038 and $98,038, respectively, based on the estimated performance of the Bank in 2020 as of the December 4, 2020 payment date.  The Bank’s estimated after tax earnings as of December 4, 2020 were $39.2 million.

Stock Options.  In 2020, Mr. Foster was awarded options to purchase 5,000 shares of the Company’s Common Stock in recognition of the additional responsibilities he assumed as President of the Bank. The stock options vest in 20% increments on each anniversary for the first five (5) years of the ten (10) year term and have an exercise price of $55.75 per share.

401(k) Plan and Profit Sharing Contributions.  All employees, including our Named Executive Officers and other executive officers participating in the Bank’s 401(k) Plan, receive a matching grant of $.50 from the bank for each one dollar ($1) up to a maximum of 8% of the amount contributed each year by the employee to his or her 401(k) account. This amount in 2019 was a matching of $.35 from the Bank for each one dollar ($1) up to a maximum of 6% of the amount contributed each year by the employee to his or her 401(k) account. The match was increased in 2020 for all of the Bank’s employees, including the Named Executive Officers, due to management’s decision to restructure the 401(k) to encourage more participation from employees. No employee was entitled to contribute more than $27,075 in 2020. The Bank historically has also contributed additional funds into each employee’s 401(k) account under a profit-sharing arrangement. During 2020, Messrs. McDearman, Foster, Whitaker and Oakley and Ms. Pominski received contributions under the 401(k) Plan and profit sharing arrangement totaling in the aggregate $27,075, $25,425, $27,075, $27,075 and $27,075, respectively, as compared to $26,880, $18,480, $26,880, $25,089 and $26,880, respectively, in 2019.

Post-Termination Benefits.  The Bank has entered into Executive Salary Continuation Agreements with certain of its senior executive officers, including Messrs. McDearman and Whitaker and Ms. Pominski, which agreements were amended on December 30, 2008, November 23, 2012, and September 26, 2016.  The Executive Salary Continuation Agreements were amended during 2008 to bring the agreements into compliance with the requirements of Internal Revenue Code Section 409A, along with simplifying the calculation of the benefits received at retirement.  In November 2012, each of these agreements was amended to freeze future benefit accruals thereunder as of October 1, 2012 (the “Frozen Plans”). In addition, in November 2012, the Bank entered into SERP Agreements with each of the senior executive officers, including the Named Executives Officers, other than Mr. Foster, effective as of October 1, 2012 (the “2012 SERP Agreements”).  On May 22, 2015, additional SERP Agreements were entered into with the senior executive officers, including the Named Executive Officers (the “2015 SERP Agreements” and together with the 2012 SERP Agreements, the “SERP Agreements”).  On September 26, 2016, the Executive Salary Continuation Agreements were amended to extend the period of benefit payments regarding the executives’ retirement following age 65 under the Executive Salary Continuation Agreements such that benefits payable thereunder will continue following 180 months of payments for the life of the recipient if the recipient is still alive when the 180th payment is made.  The 2015 SERP Agreements were entered into on May 22, 2015 for the purpose of making the normal retirement benefit for all executives officers equal to 30% of base salary.  On October 26, 2020, the SERP Agreements were amended to limit the amount of payments payable to the Named Executive Officers a party thereto upon the executive’s disability to 60% of the executive’s annual base salary and bonus at the time of disability, including any amounts payable under all other disability benefits, plans and arrangements that the Bank may have in place with the executive.

In connection with entering into the amendments for the Frozen Plans in 2012, the Company subsequently discovered that Mr. Oakley’s Executive Salary Continuation Agreement had not been executed. To address this oversight, the Company and Mr. Oakley entered into an amendment to his 2012 SERP Agreement to increase the benefits payable to him thereunder for each allowable termination event by an amount necessary to place Mr. Oakley in the same position as if his Executive Salary Continuation Agreement had been executed.

The Executive Salary Continuation Agreements and the SERP Agreements are unfunded arrangements maintained primarily to provide supplemental retirement benefits.  The primary impetus for freezing the Executive Salary Continuation Agreements and establishing the 2012 SERP Agreements was attainment of a net decrease in compensation expense for the Bank of approximately $1.9 million over the life of the Frozen Plans and the additional SERP arrangements, including similar agreements with Elmer Richerson, the former President of the Bank, and Randall Clemons, the former Chief Executive Officer and President of the Company.

The accrual of benefits was frozen under the Executive Salary Continuation Agreements such that no additional benefits (including disability and death benefits thereunder) would be accrued under the Executive Salary Continuation Agreements on or after October 1, 2012. In the event of disability under the Executive Salary Continuation Agreement, the frozen disability benefit would be paid to the Executive’s normal retirement age, at which time such benefit would be reduced to the normal retirement benefit provided for under the applicable executive Salary Continuation Agreement for the remaining benefit payment period of the normal retirement benefit. The 2016 amendments to the Executive Salary Continuation Agreements were implemented to provide for continued payments beyond the original 180-month period until the executive’s death.

The SERP Agreements were entered into to provide certain supplemental nonqualified pension benefits to the Named Executive Officers a party thereto in coordination with the then freezing of the benefits under the executive’s Executive Salary Continuation Agreement.  The SERP Agreements, when combined with the frozen Executive Salary Continuation Agreements, if applicable, are designed to provide the Named Executive Officers with a targeted percentage of final salary for the remainder of each of the executive’s lives following their separation from service for normal or early retirement.  The Bank purchased Flexible Premium Indexed Deferred Annuity Contracts in 2012 and 2015 as a way to fund the benefits under the SERP Agreements and in 2016 as a way to fund the benefits under the portion of the frozen Executive Salary Continuation Agreements following the original 180-month payment period. The frozen Executive Salary Continuation Agreements and the SERP Agreements together provide for the payment of an annual cash benefit following the executive’s separation from service from the Bank under a variety of events including voluntary termination of employment and involuntary termination of employment without cause (except that the 2015 SERP Agreements do not provide for an early termination benefit).

Per these supplemental benefit agreements, upon an executive’s separation from service for any reason other than death or disability after reaching age sixty-five (65), he or she is entitled to receive a percentage of his or her then current base salary payable in equal monthly installments for 180 months beginning the month following the month in which the executive’s retirement occurs. Following the end of the 180-month period, if the executive’s employment was terminated as a result of normal retirement, this payment will continue for the remainder of the executive’s life. The targeted annual normal retirement benefit is 30% of base salary payable in equal monthly installments upon such separation from service for the executive’s life, commencing on the first full day of the month following separation from service.

If a Named Executive Officer that is a party to such agreements retires after the later of twenty (20) years of service or age 55, but prior to reaching age 65, his or her retirement will be considered an “early retirement” under the frozen Executive Salary Continuation Agreement and the 2012 SERP Agreement. Upon such event, he or she shall be entitled to receive a benefit equal to the executive’s then accrued balance under the plans, payable in equal monthly installments for 180 months beginning the month following the month in which the executive’s early retirement occurs. Following the end of the 180-month period, the 2012 SERP Agreement will continue early retirement payments for the remainder of the executive’s life.  In the event of a separation from service prior to his or her reaching age 65 for any reason other than death or disability or a change in control, the 2015 SERP Agreement will terminate and such executive will not be entitled to benefits. Mr. McDearman is entitled to an annual “early termination” benefit payable for 180 months under the frozen Executive Salary Continuation Agreement, and each of Mr. McDearman and Mr. Oakley is entitled to an annual “early termination” benefit payable for life under the 2012 SERP Agreement if his employment is terminated for any reason other than death, disability or retirement by his voluntary action or by the Bank other than for cause. At December 31, 2020, this annual benefit was $2,525 under the frozen Executive Salary Continuation Agreement for Mr. McDearman and was $3,911 and $3,312 under the 2012 SERP Agreement for Mr. McDearman and Mr. Oakley, respectively.  These payments commence at normal retirement age under the Executive Salary Continuation Agreement and upon separation from service under the 2012 SERP Agreements. Both Mr. Whitaker and Ms. Pominski were eligible for early retirement as of December 31, 2020 and would not receive these “early termination benefits”.

In the event that a Named Executive Officer becomes disabled prior to reaching age 65, the Bank is obligated to pay to the executive an annual benefit equal to 60% of the Named Executive Officer’s base salary and bonus at the time of disability payable in equal monthly installments until the Named Executive Officer’s 65th birthday, though the amount payable under the 2015 SERP Agreement is reduced by any amounts payable to the Named Executive Officer under the Executive Salary Continuation Agreement and 2012 SERP Agreement. Following that date, the disability benefit under the Executive Salary Continuation Agreement is reduced to the Named Executive Officer’s normal retirement benefit under the Executive Salary Continuation Agreement for the number of months necessary for a total of 180 monthly payments to have been made to the Named Executive Officer thereunder, and the disability benefit under the SERP Agreements will be reduced to the normal retirement benefit under the SERP Agreements, which shall be paid annually for life thereunder.

As noted above, the SERP Agreements were amended on October 26, 2020 to limit the amount of payments payable to the Named Executive Officers a party thereto upon the executive’s disability to 60% of the executive’s annual base salary and bonus at the time of disability, including any amounts payable under all other disability benefits, plans and arrangements that the Bank may have in place with the executive.

In the event that the Named Executive Officer dies before he or she has a separation from service with the Bank, his or her beneficiary is entitled to receive a payment equal to the amount of the liability that should at that time have been accrued by the Bank under generally accepted accounting principles for the Named Executive Officer under the Executive Salary Continuation Agreement and SERP Agreements to which the Named Executive Officer is a party payable in a lump sum no later than thirty (30) days (or in the case of the 2015 SERP Agreement, 60 days) from the date of the Named Executive Officer’s death. In addition, the Named Executive Officer’s beneficiary is entitled to receive under a split dollar life insurance arrangement (the “Split Dollar Benefit”) a death benefit the amount of which as of December 31, 2020 was approximately equal to $458,000, $568,000, $800,000, $547,439 and $335,000, in the case of Messrs. McDearman, Foster, Whitaker and Oakley, and Ms. Pominski, respectively.  In the event that the Named Executive Officer dies after retirement benefit payments have commenced under the Executive Salary Continuation Agreement and SERP Agreements to which the Named Executive Officer is a party, but before he or she has received 180 monthly payments, the Bank will continue to pay the Named Executive Officer’s beneficiary those payments until a total of 180 monthly payments have been made to the Named Executive Officer and/or his or her beneficiary.

In the event there is a change in control of the Bank, the normal retirement benefit under the Executive Salary Continuation Agreements and SERP Agreements becomes fully vested and will be paid to each Named Executive Officer in equal monthly installments, as applicable, for the remainder of his or her life. A change in control will be deemed to have occurred if a “change in ownership,” a “change in the effective control,” or a “change in the ownership of a substantial portion of the assets” of the Bank occurs, as such terms are defined in Treasury Regulation §1.409A-3(i)(5) or any subsequent, applicable Treasury Regulation.

Additional Life Insurance Benefits.  On April 14, 2014, the Bank entered into an Executive Survivor Income Agreement (the “Executive Survivor Income Agreement”), with each of the Named Executive Officers.  The Executive Survivor Income Agreements were entered into to encourage the Named Executive Officers to remain in service to the Bank by the Bank providing certain survivor income benefits to designated beneficiaries if the Named Executive Officer dies prior to the termination of his or her employment.

In the event that a Named Executive Officer is removed from office with cause or any Named Executive Officer is permanently prohibited from participating in the Bank’s activities by an order of the Bank’s regulators, or terminated for “cause”, in each case prior to such person’s death, all obligations of the Bank under the Executive Survivor Income Agreement shall terminate. Cause under these agreements means the Bank has terminated the Named Executive Officer’s employment for any of the following reasons: (i) gross negligence or gross neglect of duties; (ii) commission of a felony or of a gross misdemeanor involving moral turpitude; or (iii) fraud, disloyalty, or willful violation of any law or significant Bank policy committed in connection with the Named Executive Officer’s employment or service on the Board, as applicable, and resulting in an adverse effect on the Bank.

The amounts payable to a Named Executive Officer’s beneficiary under the Executive Survivor Income Agreements vary and, in some instances, are reduced based on the age of the Named Executive Officer at the time of his or her death. As of December 31, 2020, the amount payable under the agreements with each of the Named Executive Officers was $400,000. The Bank will pay the benefits due under the Executive Survivor Income Agreements from its general assets, but only so long as one of the Bank’s general assets is an enforceable life insurance policy on the Named Executive Officer’s life that was issued by Massachusetts Mutual Life Insurance Company and Midland National Life Insurance Company.

Health Insurance Benefits.  In 2020, the Company paid the employee portion of the premiums under the Company’s health insurance plan for each of Messrs. McDearman, Foster, Whitaker, Oakley, and Ms. Pominski at a cost of $18,139, $10,937, $12,551, $18,139 and $12,551, respectively.

Fuel Allowance. In addition to the above-described compensation, the Company provides a company owned car for each of Messrs. McDearman, Foster, and Whitaker, each of whom is entitled to also use such car for personal use. The Company provides a fuel allowance for such personal use based on the amount of miles driven for personal use multiplied by the effective federal mileage reimbursement rate. In 2020, these allowances totaled $1,794, $3,312, and $2,208 for each of Messrs. McDearman, Foster, and Whitaker, respectively. Mr. Oakley was provided an auto allowance for 2020 totaling $6,000 for business use of his personal vehicle.

2021 Base Salary Adjustment.  The Personnel Committee considered the reports and information received from Compensation Advisors, including updated comparative market data of the compensation practices of twenty (20) banks between $2.5 billion and $8.4 billion in total assets as of June 30, 2020, in finalizing the recommended compensation for the Named Executive Officers in 2021. The Personnel Committee once again targeted compensation for 2021 at the 50th to 60th percentile of the peer group. For 2021, base salaries have been set at $515,000, $334,750, $303,850, $262,650 and $288,400 for Messrs. McDearman, Foster, Whitaker and Oakley, and Ms. Pominski, respectively.

Personnel Committee Report On Executive Compensation

The Personnel Committee has reviewed and discussed the Compensation Discussion and Analysis (the “CD&A”) for the year ended December 31, 2020 with management. In reliance on the reviews and discussions referred to above, the Personnel Committee recommended to the Boards of Directors of the Company and the Bank, and each of the Boards of Directors has approved, that the CD&A be included in the Proxy Statement for the Annual Meeting.

William P. Jordan, Chairman

Clinton M. Swain

James F. Comer

The foregoing report of the Personnel Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this report by reference therein, and shall not otherwise be deemed filed under such acts.

Employment Agreements

The Company does not have employment agreements with any of its personnel, including the Named Executive Officers.  However, the Company has entered into non-competition agreements with its Named Executive Officers and other employees, which would prevent such persons in most circumstances, from competing with the Bank for one (1) year following their termination. In addition, these persons are parties to Executive Salary Continuation Agreements, SERP Agreements and equity incentive plans, the benefits of which would cease to accrue upon the termination of the person’s employment with the Company or the Bank.

Potential Payments Upon Termination or Change in Control

For a discussion of the amounts payable under Executive Salary Continuation Agreements  and SERP Agreements to which a Named Executive Officer is a party in the event that a Named Executive Officer’s employment terminated on account of disability, retirement, death or early voluntary termination by the executive in the case of Mr. McDearman, Mr. Foster and Mr. Oakley (who were not eligible for early retirement as of December 31, 2020) or by the Bank without cause in the case of each the Named Executive Officers see the discussion beginning on page 18 above.

In general, the payment of benefits under the Executive Salary Continuation Agreements, as amended, is contingent on the Named Executive Officer a party to such agreement not competing with the Bank for one (1) year after termination of employment; however, in the event there is a change in control of the Bank, the normal retirement benefit under the Executive Salary Continuation Agreements, as amended, and the SERP Agreements becomes fully vested without regard to the non-competition obligations and will be paid in equal monthly installments commencing thirty (30) days following consummation of the change in control and continuing for the remainder of the executive’s life. A change in control will be deemed to have occurred if a “change in ownership,” a “change in the effective control,” or a “change in the ownership of a substantial portion of the assets” of the Bank occurs, as such terms are defined in Treasury Regulation §1.409A-3(i)(5) or any subsequent, applicable Treasury Regulation.

At December 31, 2020, the accrual balance, vested balance for purposes of early retirement benefits, and percentage vested for purposes of early retirement benefits for each of the Named Executive Officers was as follows:

Named Executive Officer	Accrual Balance at December 31, 2020	Vested Balance at December 31, 2020	Percent Vested at December 31, 2020

John McDearman(1)	112,754	—	—
John Foster(1)	24,931	—	—
Gary Whitaker	584,584	584,584	100%
Clark Oakley(1)	66,895	—	—
Lisa Pominski	156,344	156,344	100%

(1) None of Mr. McDearman, Mr. Foster or Mr. Oakley were eligible for early retirement as of December 31, 2020.

The Bank has purchased life insurance policies or other assets to provide the benefits payable to the Named Executive Officers and other executive officers that are a party to Executive Salary Continuation Agreements, as amended, and the SERP Agreements with the Bank.  These insurance policies are the sole property of the Bank and are payable to the Bank. At December 31, 2020, the total liability of the Bank to the Named Executive Officers under the Executive Salary Continuation Agreements, as amended, and the SERP Agreements totaled $945,508 while the cash surrender value and face amount of the policies associated with these Named Executive Officers totaled approximately $6,614,953 and $8,481,740, respectively.

In the event that there was a change in control of the Company on December 31, 2020, all outstanding options and stock appreciation rights that were then unvested would have vested. At that date, Messrs. McDearman, Foster, Whitaker and Oakley and Ms. Pominski held 2,633, 5,833, 650, 1,333, and 383 unvested stock options and 1,500, 833, 750, 333, and 750 unvested cash-settled SARs, respectively.  Accelerated vesting of stock option and cash-settled SARS amounts are calculated as the difference between the sales price of our Common Stock on December 31, 2020 (or the date closest to December 31, 2020 on which the Company's Common Stock traded and of which the Company has knowledge) ($58.75 per share) and the respective exercise prices of in-the-money unvested stock options and cash-settled SARs. Therefore, the aggregate value of these unvested options and cash-settled SARs (the closing sales price less the exercise price) was $56,798, $38,488, $28,424, $24,738 and $22,349, respectively for Messrs. McDearman, Foster, Whitaker and Oakley and Ms. Pominski.

Had a Named Executive Officer died on December 31, 2020, his or her designated beneficiary would have been entitled to receive a payment of $400,000 from the Bank pursuant to the terms of the Named Executive Officer’s Executive Survivor Income Agreement or the Director Survivor Income Agreement, as applicable, and the Split-Dollar Benefit described above.

Had a Named Executive Officer been terminated on December 31, 2020, such officer would have already received the full amount of his or her annual cash incentive payment earned for the year ended December 31, 2020 as it was paid on December 4, 2020. These amounts are reflected in the Summary Compensation Table below.

2020 Summary Compensation Table

The following table provides information as to annual, long-term or other compensation during the 2018, 2019 and 2020 fiscal years for Mr. McDearman, the Company’s Chief Executive Officer during 2020, Ms. Pominski, the Company’s Chief Financial Officer, and the three (3) most highly compensated executive officers of the Company or the Bank other than the Chief Executive Officer and Chief Financial Officer with total compensation over $100,000 for the year ended December 31, 2020.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation(5)(6)(7) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

John C. McDearman III, President and Chief Executive Officer of the Company and Chief Executive Officer of the Bank	2020 2019 2018	500,000 410,900 367,000	—— —— 1,300	—— —— ——	—— —— 74,840	490,188 363,318 244,087	16,230 14,883 13,638	48,892 48,855 46,614	1,055,310 837,956 747,479

Lisa Pominski, Chief Financial Officer of the Company and the Bank	2020 2019 2018	280,000 247,778 226,618	—— —— 1,300	—— —— ——	—— —— ——	98,038 49,198 43,140	25,514 23,257 21,181	43,032 45,462 28,469	446,584 365,695 320,708

John Foster(1), Executive Vice President of the Company and President of the Bank	2020	325,000	——	——	65,786	376,464	5,607	41,250	814,107

Gary Whitaker, Executive Vice President of the Bank	2020 2019 2018	295,000 273,682 258,811	—— —— 1,300	—— —— ——	—— —— ——	184,311 177,875 159,320	77,869 72,114 66,216	55,672 57,263 34,752	612,852 580,933 520,399

Clark Oakley, Executive Vice President and Chief Operating Officer of the Bank	2020 2019 2018	257,942 228,917 212,423	—— —— 1,300	—— —— ——	—— —— 24,864	98,038 44,873 40,147	11,420 10,506 9,662	53,140 51,558 31,889	420,540 335,854 320,285

______________________

(1)	In 2018, the Company paid a special cash bonus of $1,300 to every employee, including the Named Executive Officers.
(2)	The amounts in the column captioned “Option Awards” reflect the aggregate grant date fair value of $13.15 per stock option in 2020 and $11.84 per option and $13.23 per cash-settled SAR for awards of stock options and cash-settled SARs for 2018 as of the date of grant in accordance with FASB ASC Topic 718, Compensation - Stock Compensation, based on an expected term of ten years for cash-settled SARs and an expected term of seven years for stock option awards. For a description of the assumptions used by the Company in valuing these awards for the fiscal year ended December 31, 2020, please see “Note 19 – Equity Incentive Plan” to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020. Mr. Foster was granted 5,000 stock options in 2020. Messrs. McDearman and Oakley were granted 2,500 and 1,667 stock options, respectively, and Mr. McDearman was also awarded 2,500 cash-settled SARs in 2018.
(3)	Represents the change in the actuarial present value of the accumulated benefit of the Executive Salary Continuation Agreements, as amended, and SERP Agreements, as amended.

(4)	Represents for fiscal year 2018 (i) the Company’s matching grants under the Company’s 401(k) Plan and contributions under the Company’s profit sharing plan in the amounts of $26,400 for Mr. McDearman ; $26,022 for Ms. Pominski; $26,400 for Mr. Whitaker; and $24,245 for Mr. Oakley; (ii) health insurance premiums of $17,041 for Mr. McDearman; (iii) fuel allowance for personal use of a Company owned car in the amount of $1,643 for Mr. McDearman; $1,952 for Mr. Whitaker; and an auto allowance of $6,000 for Mr. Oakley; and (iv) the value of premiums paid under the Company’s bank owned life insurance policies in the amounts of $1,530, $2,448, $6,400 and $1,644 for Mr. McDearman, Ms. Pominski, Mr. Whitaker and Mr. Oakley, respectively, in relation to the Company's bank owned life insurance plan.
(5)	Represents for fiscal year 2019 (i) the Company’s matching grants under the Company’s 401(k) Plan and contributions under the Company’s profit sharing plan in the amounts of $26,880 for Mr. McDearman; $26,880 for Ms. Pominski; $26,880 for Mr. Whitaker; and $25,089 for Mr. Oakley; (ii) health insurance premiums of $16,947 for Mr. McDearman; $13,042 for Ms. Pominski; $11,741 for Mr. Whitaker; and $16,947 for Mr. Oakley; (iii) fuel allowance for personal use of a Company owned car $1,754 for Mr. McDearman; $4,454 for Mr. Whitaker; and an auto allowance of $6,000 for Mr. Oakley; and (iv) the value of premiums paid under the Company’s bank owned life insurance policies in the amounts of $1,637, $2,770, $7,094 and $1,761 for Mr. McDearman, Ms. Pominski, Mr. Whitaker, and Mr. Oakley, respectively, in relation to the Company's bank owned life insurance plan.
(6)	Represents for fiscal year 2020 (i) the Company’s matching grants under the Company’s 401(k) Plan and contributions under the Company’s profit sharing plan in the amounts of $27,075 for Mr. McDearman; $27,075 for Ms. Pominski; $25,425 for Mr. Foster; $27,075 for Mr. Whitaker; and $27,075 for Mr. Oakley; (ii) health insurance premiums of $18,139 for Mr. McDearman; $12,551 for Ms. Pominski; $10,937 for Mr. Foster; $12,551 for Mr. Whitaker; and $18,139 for Mr. Oakley; (iii) fuel allowance for personal use of a Company owned car in the amount of $1,794 for Mr. McDearman; $3,312 for Mr. Foster; and $2,208 for Mr. Whitaker; and an auto allowance of $6,000 for Mr. Oakley; (iv) the value of premiums paid under the Company’s bank owned life insurance policies in the amounts of $1,884, $3,406, $1,576, $13,838 and $1,926 for Mr. McDearman, Ms. Pominski, Mr. Foster, Mr. Whitaker, and Mr. Oakley, respectively, in relation to the Company's bank owned life insurance plan.

Grants of Plan-Based Awards for Fiscal 2020

The following table summarizes certain information regarding grants of plan-based awards to the Named Executive Officers in 2020:

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Under-lying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
(a)	(b)(2)	Threshold ($) (c)	Target ($) (d)(1)	Maximum ($) (d)	Threshold ($) (f)	Target ($) (g)	Maximum ($) (h)	(#) (i)	(#) (j)(2)	($/Sh) (k)	(l)(3)
John C. McDearman III	— —	— —	— 490,188	— —	— —	— —	— —	— —	— —	— —	— —
Lisa Pominski	—	—	98,038	—	—	—	—	—	—	—	—
John Foster	4/29/2020 —	— —	— 376,464	— —	— —	— —	— —	— —	5,000 —	$55.75 —	$13.15 —
Gary Whitaker	—	—	184,311	—	—	—	—	—	—	—	—
Clark Oakley	—	—	98,038	—	—	—	—	—	—	—	—

(1)	Messrs. McDearman, Foster, Whitaker and Oakley and Ms. Pominski were eligible for a cash incentive payment equal to 1.25%, .96%, .47%, .25% and .25%, respectively, of the Bank’s estimated after tax earnings for fiscal 2020 as of December 4, 2020, the date the executive was paid his or her cash incentive payment. Messrs. McDearman, Foster, Whitaker and Oakley and Ms. Pominski were paid cash incentive payments of $490,188, $376,464, $184,311, $98,038 and $98,038, respectively, for the fiscal year ended December 31, 2020.
(2)	On April 29, 2020, Mr. Foster was granted 5,000 stock options with an exercise value of $55.75. The options vest in 20% increments on each anniversary for the first five (5) years of the ten (10) year term.
(3)	The amount in column (1) reflects the grant date fair value of $13.15 per stock option as of the date of grant in accordance with FASB ASC Topic 718, Compensation – Stock Compensation, based on an expected term of ten years for stock option awards. For a description of the assumptions used by the Company in this award, please see “Note 19- Equity Incentive Plan” to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

Outstanding Equity Awards at 2020 Fiscal Year-End

The following table sets forth certain information with respect to outstanding equity awards at December 31, 2020.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
	—	133(1)	—	30.19	06/01/2021	—	—	—	—
	1,000	1,500(2)	—	47.25	06/27/2028	—	—	—	—
John C. McDearman III	500	1,000(3)	—	40.25	09/26/2026	—	—	—	—
	1,000	1,500(3)	—	47.25	06/27/2028	—	—	—	—
	—	133(1)	—	29.81	01/01/2021	—	—	—	—
Lisa Pominski	3,000	750(2)	—	40.25	09/26/2026	—	—	—	—
	400	250(3)	—	40.25	09/26/2026	—	—	—	—
	334	500(2)	—	47.25	07/20/2028	—	—	—	—
	1,334	333(2)	—	40.75	12/29/2026	—	—	—	—
John Foster	333	333(3)	—	40.75	12/29/2026	—	—	—	—
	—	5,000(3)	—	55.75	04/29/2030	—	—	—	—
	—	500(3)	—	47.25	07/20/2028	—	—	—	—
	—	400(1)	—	33.94	11/21/2023	—	—	—	—
Gary Whitaker	3,000	750(2)	—	40.25	09/26/2026	—	—	—	—
	—	250(3)	—	40.25	09/26/2026	—	—	—	—
	1,333	333(2)	—	40.75	12/29/2026	—	—	—	—
Clark Oakley	1,334	333(3)	—	40.75	12/29/2026	—	—	—	—
	667	1,000(3)	—	46.00	05/18/2028	—	—	—	—

(1)	The options that expire in 2021 and 2023 vest in 10% increments on each anniversary of the ten (10) year term.
(2)	Represents cash-settled SARs granted in 2016 and 2018 that vest in 20% increments on each anniversary for the first five (5) years of the ten (10) year term.
(3)	Represents options granted in 2016, 2018 and 2020 that vest in 20% increments on each anniversary for the first five (5) years of the ten (10) year term.

Option Exercises and Stock Vested for Fiscal 2020

The following table provides information related to options exercised for each of the Named Executive Officers during the 2020 fiscal year. The Company has not issued restricted stock or warrants to its Named Executive Officers. The Company granted cash-settled SARs to certain of its Named Executive Offices in 2016 and 2018 and twenty percent (20%) of those awards vested in 2017, 2018, 2019, and 2020 for the 2016 grant and in 2019 and 2020 for the 2018 grant.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)(1)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
John C. McDearman III	1,633	29,915	—	—
Lisa Pominski	483	9,342	—	—
John Foster	1,181	18,494	—	—
Gary Whitaker	516	10,575	—	—
Clark Oakley	470	12,897	—	—

______________________

(1)	Represents the difference between the exercise price for the options exercised and the price at which the Company’s Common Stock last traded and of which the Company had knowledge prior to the exercise of the option.

Pension Benefits for Fiscal 2020

The following table reflects information related to the Company’s Executive Salary Continuation Agreements and SERP Agreements with each of the Named Executive Officers:

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit (1) ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
John C. McDearman III	Executive Salary Continuation Agreement, as amended	21	24,936	—
	SERP Agreements	21	87,818	—
Lisa Pominski(2)	Executive Salary Continuation Agreement, as amended	33	25,261	—
	SERP Agreements	33	131,083	—
John Foster	SERP Agreements	23	24,931	—
Gary Whitaker(2)	Executive Salary Continuation Agreement, as amended	23	149,914	—
	SERP Agreements	23	434,670	—
Clark Oakley	SERP Agreements	25	66,895	—

______________________

(1)	Amount represents the accrued liability balance at December 31, 2020. For more information see “Note 18 - Salary Deferral Plans” to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020. The Executive Salary Continuation Agreements were frozen as of October 1, 2012.

(2)	Mr. Whitaker and Ms. Pominski are currently eligible for early retirement under their Executive Salary Continuation Agreement, as amended, and their SERP Agreements.

For a more detailed discussion of these Executive Salary Continuation Agreements, as amended, and the SERP Agreements, see “Compensation Discussion and Analysis - Post-Termination Benefits” above.

CEO Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information for the year ended December 31, 2020:

●	The annual total compensation of our employee whose compensation placed the employee at the median of all employees of our company (other than our CEO) in 2020, was $44,416; and the annual total compensation of Mr. McDearman, our President and Chief Executive Officer in 2020, was $1,055,310.
●	Based on this information, for 2020, the ratio of the annual total compensation of our President and Chief Executive Officer to the median of the annual total compensation of all employees is 25 to 1.

We completed the following steps to identify the median of the annual total compensation of our employee whose compensation placed the employee at the median of all employees and our CEO:

●	As of December 31 2020, our employee population consisted of approximately 545 employees, including all full-time, part-time, temporary, and seasonal employees employed on that date.
●	To find the median of the annual total compensation of our employees (other than our CEO), we used original gross earnings, which includes all wages paid - inclusive of salary, overtime, straight time, incentives, bonus and commissions - in each case paid before any deductions are made for pre-tax reductions or after-tax deductions for fiscal 2020. In making this determination, we annualized compensation for full-time and part-time permanent employees who were employed on December 31, 2020, but did not work for us the entire year. No full-time equivalent adjustments were made for part-time employees.
●	We identified our median employee using this compensation measure and methodology, which was consistently applied to all our employees included in the calculation.
●	After identifying the median employee, we added together all of the elements of such employee’s compensation for 2020 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $44,416. With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2020 Summary Compensation Table appearing on page 24 of this Proxy Statement, which is also in accordance with the requirements of Item 402(c)(2)(x).

DIRECTOR COMPENSATION

The Company’s directors are classified in three (3) classes, with directors in each class serving for three (3) year terms and until his or her successor has been duly elected and qualified. The Board of Directors of the Company also serves as the Board of Directors of the Bank. In 2020, each director received $2,900 per month for his or her services as a director of the Company. In addition, each director received $1,050 per month for his or her services as a director of the Bank and $1,050 for each committee meeting of the Bank he or she attended, not to exceed $2,100 per month, as a member of the various committees on which he or she serves. In addition, fees of $3,306 and $2,394 were paid to each of the directors of the Company and the Bank, respectively, for attendance at the Company and the Bank planning retreats held during 2020. Mr. Comer received $400 per quarter for serving on the Advisory Board of the Smith County branches of the Bank. Mr. Bell received $400 per meeting for five (5) meetings for serving on the Advisory Board of the DeKalb County branches of the Bank. Mr. Jordan received $200 per meeting for five (5) meetings for serving on the Advisory Board of the Rutherford County branches of the Bank. In addition, beginning in 2019, the Company began paying the entire premium for each non-employee director’s family member’s health insurance. Previously, these amounts were paid by the directors. The monthly amount of such premiums are set out in footnote 4 to the below table. The Company anticipates that the structure of its compensation program in 2021 for its non-employee directors will be similar to the structure in 2020.

On April 14, 2014, the Bank entered into a Director Survivor Income Agreement with each of Messrs. Jack Bell, Randall Clemons, James Comer, Elmer Richerson and James Patton, on April 6, 2015, the Bank entered into a Director Survivor Income Agreement with Mr. Jordan, and on June 1, 2020, the Bank entered into a Director Survivor Income Agreement with each of Messrs. Clint Swain and Mike Maynard (the “Director Survivor Income Agreement”).  The Director Survivor Income Agreements were entered into to encourage Messrs. Bell, Clemons, Comer, Jordan, Patton, Richerson, Swain and Maynard to remain in service to the Bank by the Bank’s commitment to provide certain survivor income benefits to those directors’ designated beneficiaries if he dies prior to the termination of his or her service on the Bank’s Board of Directors.

In the event that Messrs. Bell, Clemons, Comer, Jordan, Swain, Maynard, Richerson or Patton is removed from the Board of Directors or is permanently prohibited from participating in the Bank’s activities by an order of the Bank’s regulators, or his service on the Board of Directors is terminated for “cause”, in each case prior to such person’s death, all obligations of the Bank under the relevant Director Survivor Income Agreement shall terminate. Cause under these agreements means the Bank has terminated the Director’s service for any of the following reasons: (i) gross negligence or gross neglect of duties; (ii) commission of a felony or of a gross misdemeanor involving moral turpitude; or (iii) fraud, disloyalty, or willful violation of any law or significant Bank policy committed in connection with the director’s service on the Board of Directors and resulting in an adverse effect on the Bank.

The amounts payable to Messrs. Bell’s, Clemons’, Comer’s, Jordan’s, Maynard’s, Richerson’s, Swain’s, or Patton’s survivors under the Director Survivor Income Agreements vary and, in some instances, are reduced based on the age of the director at the time his or her service on the Board of Directors is terminated. As of December 31, 2020, the amount payable under the agreements with each of the directors was $400,000. The Bank will pay the benefits due under the Director Survivor Income Agreements from its general assets, but only so long as one of the Bank’s general assets is an enforceable life insurance policy on the director’s life that was issued by Massachusetts Mutual Life Insurance Company and Midland National Life Insurance Company.

In addition, Messrs. Clemons and Richerson each entered into an Executive Salary Continuation Agreement and SERP Agreements while serving as executive officers of the Company and the Bank. As noted below, each of Mr. Clemons and Mr. Richerson retired from the Company and the Bank after reaching the normal retirement age of 65. Accordingly, subject to any applicable non-competition covenants included therein, each is entitled to receive normal retirement benefits under the Executive Salary Continuation Agreement, as amended, and SERP Agreements to which he is a party.

The following table sets forth certain information with respect to the fees paid or earned by the non-employee members of the Boards of Directors of the Company and the Bank for services in 2020:

Name(1)	Fees Earned or Paid in Cash(2) ($) (b)	Stock Awards ($)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)

Jack W. Bell(2)	67,700	—	—	—	—	20,983	88,683
James F. Comer(2)	67,300	—	—	—	—	9,161	76,461
William P. Jordan(2)	66,700	—	—	—	—	20,011	86,711
Michael G. Maynard	65,700	—	153,948	—	—	15,395	235,043
James Anthony Patton	65,700	—	—	—	—	15,155	80,855
H. Elmer Richerson	65,700	—	—	—	— (5)	136,655(6)	202,355
Clinton M. Swain	65,700	—	153,948	—	—	18,591	238,239
Randall Clemons	65,700	—	—	—	— (7)	180,515(8)	246,215
Deborah Varallo	5,000	—	—	—	—	—	5,000

(1)	John McDearman, the Company’s and the Bank’s Chief Executive Officer and John Foster, the current Executive Vice President of the Company and President of the Bank, are not included in this table as they are also Named Executive Officers of the Company that were not separately compensated for their service on the Boards of Directors of the Company and the Bank in 2020.

(2)	Includes fees for services as a director of both the Company and the Bank and includes fees for board meetings, committee meetings, planning retreats, and in the case of Mr. Comer, $1,600 for service on the advisory board of the Smith County branches of the Bank, and in the case of Mr. Bell, $2,000 for service on the advisory board of the DeKalb County branches of the Bank, and for Mr. Jordan $1,000 for service on the advisory board of the Rutherford County branches of the Bank.

(3)	As of December 31, 2020, Mr. Bell, Mr. Maynard, Mr. Patton, and Mr. Swain each held 10,000 stock options. As of December 31, 2020, Mr. Clemons and Mr. Richerson each held 500 stock options and 7,500 cash settled stock appreciation rights. At December 31, 2020, Mr. Comer held 2,500 stock options and 7,500 cash settled stock appreciation rights. At December 31, 2020, Mr. Jordan held 2,000 stock options.

(4)	Reflects (i) the value of premiums paid in connection with the Director Survivor Income Agreements of $2,844 for Mr. Bell, $3,184 for Mr. Comer, $1,872 for Mr. Jordan, $2,844 for Mr. Maynard, $2,604 for Mr. Patton, $6,768 for Mr. Richerson, $452 for Mr. Swain and $6,768 for Mr. Clemons and (ii) health insurance premiums paid of $18,139 for Mr. Bell and his family members, $5,977 for Mr. Comer, $18,139 for Mr. Jordan and his family members, $12,551 for Mr. Maynard and his spouse, $18,139 for Mr. Swain and his family members, $12,551 for Mr. Clemons and his spouse, $12,551 for Mr. Richerson and his spouse and $12,551 for Mr. Patton and his spouse.

(5)	Mr. Richerson retired from the Company and the Bank on December 31, 2017 after reaching the normal retirement age of 65. Accordingly, he is entitled to receive his normal retirement benefits under the Executive Salary Continuation Agreement, as amended and SERP Agreements. Pursuant to those agreements, Mr. Richerson began receiving payments of $9,137 per month beginning in January 2018 and will receive those payments until his death. The actuarial present value under Mr. Richerson’s Executive Salary Continuation Agreement, as amended, and SERP Agreements increased by $74,565 in the aggregate in 2020; however, this increase was offset by the monthly distributions made thereunder to Mr. Richerson in 2020, for a net decrease of $35,079 in the aggregate actuarial present value under such agreements.

(6)	Mr. Richerson was paid $117,336 from his Executive Salary Continuation Agreement, as amended, and SERP Agreements in 2020.

(7)	Mr. Clemons retired from the Company and the Bank on December 31, 2019 after reaching the normal retirement age of 65. Accordingly, he is entitled to receive his normal retirement benefits under the Executive Salary Continuation Agreement, as amended, and SERP Agreements. Pursuant to those agreements, Mr. Clemons began receiving payments of $13,433 per month beginning in January 2020 and will receive those payments until his death. The actuarial present value under Mr. Clemons’ Executive Salary Continuation Agreement, as amended, and SERP Agreements increased by $94,381 in the aggregate in 2020; however, this increase was offset by the monthly distributions made thereunder to Mr. Clemons in 2020, for a net decrease of $66,814 in the aggregate actuarial present value under such agreements.

(8)	Mr. Clemons was paid $161,196 from his Executive Salary Continuation Agreement, as amended, and SERP Agreements in 2020.

Personnel Committee Interlocks and Insider Participation

During fiscal 2020, the Personnel Committee of the Board of Directors of the Bank was composed of Messrs. Jordan, Swain, and Comer, with Mr. Jordan serving as the committee’s Chairman. None of these persons has at any time been an officer or employee of the Company or any of its subsidiaries. There are no relationships among the Company’s executive officers, members of the Personnel Committee or entities whose executives serve on the Board of Directors or the Personnel Committee that require disclosure under applicable regulations of the SEC.

No executive officer of the Company or the Bank has served as a member of the compensation committee of another entity, one of whose executive officers served on the Personnel Committee. No executive officer of the Company or the Bank has served as a director of another entity, one of whose executive officers served on the Personnel Committee. No executive officer of the Company or the Bank has served as a member of the compensation committee of another entity, one of whose executive officers served as a director of the Company or the Bank.

For a discussion of those officers and employees who participated in deliberations of the Board of Directors of either the Company or the Bank concerning executive officer compensation, see “Compensation Discussion & Analysis” above.

Certain Relationships and Related Transactions

Some directors and principal officers of the Company are at present, as in the past, customers of the Bank and have had and expect to have loan or deposit transactions with the Bank in the ordinary course of business. In addition, some of the directors and officers of the Bank are at present, as in the past, affiliated with businesses which are customers of the Bank and which have had and expect to have loan transactions with the Bank in the ordinary course of business.  These loans or deposits were made in the ordinary course of business and were made on substantially the same terms, including interest rates and collateral, as those prevailing in the market at the time for comparable transactions with other parties. In the opinion of the Board of Directors, these loans do not involve more than a normal risk of collectability or present other unfavorable features.

During 2020, Jack Bell Builders was paid an aggregate of $571,000 by the Bank for repairs and maintenance of several of the Bank’s branch offices and the remodel of the addition of a branch location.  This company is owned 100% by Jack Bell, a director of the Company and the Bank. The Building Committee makes recommendations to the Boards of Directors of the Company and the Bank on certain building projects for which Jack Bell Builders is given consideration. In such instances, the Board of Directors does not permit Mr. Jack Bell to participate in its discussions or cast a vote with respect to such building projects.

Related party transactions between the Company or the Bank and the directors or executive officers are approved in advance by the Company’s or the Bank’s Board of Directors, as appropriate.

SHAREHOLDERS’ PROPOSALS AND OTHER MATTERS

Shareholders intending to submit proposals for presentation at the next Annual Meeting and inclusion in the Proxy Statement and form of proxy for such meeting should forward such proposals to John C. McDearman III, Wilson Bank Holding Company, and 623 West Main Street, Lebanon, Tennessee 37087. Proposals must be in writing and must be received by the Company prior to November 21, 2021 in order to be included in the Company’s Proxy Statement and form of proxy relating to the 2022 Annual Meeting of Shareholders. Proposals should be sent to the Company by certified mail, return receipt requested, and must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the SEC.

For any other shareholder proposals to be timely (but not considered for inclusion in the Company’s Proxy Statement), a shareholder must forward such proposal to Mr. McDearman at the Company’s main office (listed above) prior to February 4, 2022.

GENERAL

In addition to solicitation by mail, certain directors, officers and regular employees of the Company and the Bank may solicit proxies by telephone, telegram or personal interview for which they will receive no compensation other than their regular salaries. The Company may request brokerage houses and custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of the Company’s Common Stock held of record by such persons and may reimburse them for their reasonable out-of-pocket expenses in connection therewith.

The Company’s 2020 Annual Report is mailed herewith. A shareholder may obtain a copy of the Company’s Annual Report to the SEC on Form 10-K for the year ended December 31, 2020 without charge by writing to Lisa Pominski, Wilson Bank Holding Company, 623 West Main Street, Lebanon, Tennessee 37087.

By order of the Board of Directors,

Lisa T. Pominski
Secretary

Lebanon, Tennessee

March 26, 2021

WILSON BANK HOLDING COMPANY

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting to be held on April 27, 2021.

The undersigned shareholder(s) hereby appoints John C. McDearman III and Lisa Pominski, or either of them, with full power of substitution, as proxies, and hereby authorizes them to vote, as designated, all shares of common stock of Wilson Bank Holding Company, held by the undersigned as of the close of business on February 19, 2021 at the Annual Meeting of Shareholders to be held virtually on Tuesday, April 27, 2021, at 7:00 p.m. (CDT), and any adjournment(s) thereof.

1.	ELECTION OF DIRECTORS
______	FOR all nominees listed below (except as marked to the contrary below)
Class II directors:
Jack W. Bell
H. Elmer Richerson
John C. McDearman III
Deborah Varallo
______	Withhold authority to vote for all nominees;
______	Withhold authority to vote for the following nominee(s), write that nominee’s name on the line below:

2.	RATIFICATION OF MAGGART & ASSOCIATES, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021.

For    [            ]    Against     [            ]    Abstain    [            ]

In their discretion, the proxies are authorized to vote upon such business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

Signature	Date
Signature (if held jointly)	Date

Please sign exactly as your name appears on your share certificates. Each joint owner must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name as authorized. If a partnership, please sign in partnership name by an authorized person.

BE SURE TO MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ADDRESSED POSTAGE PAID ENVELOPE PROVIDED